Exhibit 99.1

NEWS RELEASE	C2008-10

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE - October 23, 2008	Page 1

DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2008
FINANCIAL RESULTS

KANSAS CITY, MO (October 23, 2008) - Consolidated net income for DST Systems, Inc. (NYSE: DST) was $50.2 million ($0.91 per diluted share) for third quarter 2008 compared to $672.8 million ($9.62 per diluted share) for third quarter 2007. Consolidated net income for the nine months ended September 30, 2008 was $172.3 million ($2.91 per diluted share) compared to $811.0 million ($11.37 per diluted share) for the nine months ended September 30, 2007. Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $53.2 million ($0.97 per diluted share) for third quarter 2008 compared to $61.5 million ($0.88 per diluted share) for third quarter 2007, and $162.1 million ($2.74 per diluted share) for the nine months ended September 30, 2008 compared to $182.8 million ($2.55 per diluted share) for the nine months ended September 30, 2007.

Third quarter 2008 financial highlights were as follows:

•
Consolidated operating revenues decreased $5.3 million or 1.3% to $414.2 million as compared to $419.5 million for third quarter 2007 primarily due to lower Output Solutions operating revenues, partially offset by increases in mutual fund shareowner processing revenues, professional services provided by DST Health Solutions and AWD license fee revenues.

•
Consolidated income from operations increased $3.6 million or 4.8% to $78.9 million as compared to $75.3 million for third quarter 2007. Taking into account certain non-GAAP adjustments affecting the 2007 results, income from operations decreased $700,000 or 0.9% as compared to third quarter 2007. Output Solutions income from operations decreased $2.1 million from lower revenues. Financial Services income from operations increased $1.4 million as increased contributions from DST Health Solutions and AWD were partially offset by lower contributions from international financial services operations.

•	DST converted approximately 3.6 million subaccounts during third quarter 2008. In early October 2008, DST converted approximately 2.0 million registered mutual fund shareowner accounts.

•
Equity in earnings of unconsolidated affiliates decreased $1.3 million as compared to third quarter 2007. Lower equity in earnings of BFDS and Argus, primarily due to lower investment earnings on cash balances maintained on behalf of customers, were partially offset by higher equity in earnings of IFDS and higher contributions from real estate joint ventures.

•
Other income decreased $12.1 million to $2.8 million as compared to third quarter 2007. Taking into account certain non-GAAP adjustments, other income decreased $7.2 million as compared to third quarter 2007. In July 2007, the Company received approximately $980 million from the sale of Asurion Corporation. The majority of the proceeds from the Asurion transaction were used to pay down debt. The remainder of the proceeds was invested in cash and short-term investments and was used in December 2007 to satisfy tax obligations associated with the Asurion sale. The decrease in other income (primarily interest income) as compared to third quarter 2007 is attributable to lower amounts of short-term investments. Interest expense increased $2.2 million to $13.8 million as compared to third quarter 2007. The increase in interest expense as compared to third quarter 2007 is primarily attributable to the higher levels of indebtedness.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 2

Share-related activity during third quarter 2008 was as follows:

•
During third quarter 2008, the Company repurchased 3,011,587 shares of DST common stock for $175.1 million or approximately $58.14 per share. At September 30, 2008, there were approximately 1.2 million shares remaining under the existing share repurchase authorization plan.

•
The Company had approximately 50.3 million shares outstanding at September 30, 2008, a decrease of 11.2 million shares from September 30, 2007. Shares outstanding at September 30, 2008 include approximately 2.6 million unvested restricted shares which are excluded from the determination of average common shares outstanding used in the calculation of basic earnings per share. The net effect of share repurchases and shares issued from stock option exercises during third quarter 2008 resulted in a net decrease in shares outstanding of approximately 3.0 million shares from June 30, 2008.

•
Diluted shares outstanding for third quarter 2008 were 55.2 million shares, a decrease of 14.7 million shares or 21.0% from third quarter 2007, and a decrease of 2.8 million shares or 4.8% from second quarter 2008. Diluted shares outstanding at September 30, 2008 include an aggregate 5.9 million shares comprised of the dilutive effects of 3.1 million shares from convertible debentures, 1.7 million shares from restricted stock and 1.1 million shares from outstanding stock options. The aggregate dilutive effect of these items decreased by approximately 500,000 shares from second quarter 2008 from decreases in the Company’s average share price, while the aggregate dilutive effect of these items decreased by approximately 4.1 million shares from third quarter 2007 due to decreases in the Company’s average stock price and lower stock options outstanding.

•
Total stock options and restricted stock (“equity units”) outstanding at September 30, 2008 were 8.5 million, a decrease of 100,000 equity units or 1.2% from June 30, 2008 and a decrease of 700,000 equity units or 7.6% from September 30, 2007.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 3

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment excluding out-of-pocket reimbursements (“OOP”) for third quarter 2008 increased $3.3 million or 1.2% to $284.4 million as compared to third quarter 2007. The increase in Financial Services operating revenues is attributable to increases in mutual fund shareowner processing services, DST Health Solutions professional services and AWD software license fees, partially offset by lower international professional services revenue and lower data processing support revenues. The increase in mutual fund shareowner processing services is attributable to higher levels of accounts serviced principally from new client conversions since second quarter 2007. The increase in DST Health Solutions operating revenues for the quarter was primarily due to the recognition of $2.5 million of previously deferred professional services revenues. The decrease in international professional services is attributable to lower software implementation services associated with weak market conditions. Data processing support revenues decreased by approximately $2.5 million due to the expiration of a contract in June 2008.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 4

The following table summarizes mutual fund shareowner accounts serviced (in millions):

	September 30,	June 30,	December 31,	September 30,
	2008	2008	2007	2007

Registered accounts:
Non tax-advantaged	65.5	67.0	71.0	70.6
Tax-advantaged	47.0	47.4	46.2	45.9
	112.5	114.4	117.2	116.5

Subaccounts	9.4	5.4	1.9	1.7
Total	121.9	119.8	119.1	118.2

Total accounts serviced at September 30, 2008 were 121.9 million, an increase of 2.1 million accounts or 1.8% as compared to June 30, 2008, an increase of 2.8 million accounts or 2.4% from December 31, 2007 and an increase of 3.7 million accounts or 3.1% as compared to September 30, 2007.

Total registered accounts decreased 1.9 million accounts or 1.7% from the comparable amount at June 30, 2008, comprised of net declines in existing client accounts of 1.1 million, conversions to DST’s subaccounting platform of 600,000, and conversions to non-DST subaccounting platforms of 200,000. Tax-advantaged accounts were 47.0 million at September 30, 2008, a decrease of 400,000 or 0.8% as compared to June 30, 2008. The decrease is primarily attributable to net declines in existing client accounts. Tax-advantaged accounts represent 41.8% of total registered accounts serviced at September 30, 2008 as compared to 39.4% at September 30, 2007.

Subaccounts serviced were 9.4 million at September 30, 2008. The increase of 4.0 million subaccounts serviced during the three months ended September 30, 2008 is comprised of conversions of new subaccounting clients of 3.6 million from non-DST platforms and conversions of 600,000 registered accounts from TA2000, partially offset by net declines in existing client subaccounts of 200,000.

During the quarter, DST received new client commitments totaling approximately 450,000 registered accounts, based on current levels. As mentioned above, in early October 2008, the Company converted approximately 2.0 million new registered accounts to TA2000. The Company anticipates that 650,000 new registered accounts will convert to TA2000 in 2009. The Company also anticipates that 700,000 registered accounts will convert to subaccounting platforms during the remainder of 2008, of which 400,000 will convert to TA2000 Subaccounting and 300,000 will convert to non-DST subaccounting platforms. The Company also expects that 400,000 new subaccounts will convert to TA2000 Subaccounting from non-DST platforms, of which 100,000 will convert in 2008 and 300,000 will convert in 2009 and 2010.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 5

In summary, based on accounts serviced at September 30, 2008 and the conversion activity previously described (and without taking into account any other changes in accounts serviced during the remainder of 2008), total accounts serviced at December 31, 2008 are estimated to be 123.7 million, which are comprised of 113.8 million registered accounts and 9.9 million subaccounts. The actual number of accounts estimated to convert to and from various DST systems, as well as the timing of those events, is dependent upon a number of factors. Actual results could differ from the Company’s estimates.

Defined contribution (“DC”) participants represent the number of active participants processed on DST’s TA2000/TRAC platform. DC participants were 3.7 million at September 30, 2008, a decrease of 800,000 or 17.8% compared to June 30, 2008 and a decrease of 700,000 or 15.9% from September 30, 2007. As previously announced, an existing TRAC client internalized its participant accounting during third quarter 2008 resulting in the loss of approximately 1.0 million participants.

In October 2008, DST announced the formation of DST Retirement Solutions LLC (“DSTRS”), a wholly-owned subsidiary of DST, to meet the needs of defined contribution service providers. The new entity combines DST’s TRAC technology solution with BFDS’s defined contribution full plan administration and recordkeeping unit. From application service provider (“ASP”) to full outsourcing, DSTRS offers a variety of selective outsourcing options, including front- and back-office technology solutions for financial service organizations offering retirement plan recordkeeping for plans of any size.

Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions). Operating revenues include approximately $11.9 million of software license fee revenues for third quarter 2008, an increase of $2.0 million or 20.2% over the same period in 2007. The increase is primarily due to higher AWD software license fees and, to a lesser extent, higher investment management software license fees. While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Financial Services segment income from operations for third quarter 2008 totaled $70.0 million as compared to $68.6 million in third quarter 2007, an increase of $1.4 million or 2.0%. Increased contributions from DST Health Solutions and AWD were partially offset by lower contributions from international operations, primarily attributable to lower professional services revenue and higher personnel costs, and lower data processing support revenues. Costs and expenses for third quarter 2008 were $211.4 million, an increase of $4.0 million or 1.9% from the same period in 2007. Excluding reimbursable operating costs of $17.5 million in third quarter 2008 and $16.5 million in third quarter 2007, costs and expenses increased $3.0 million or 1.6% to $193.9 million attributable to costs associated with reductions in international staffing levels, compensation costs related to the achievement of goals from a prior business acquisition incurred in third quarter 2008 and higher costs related to the new client subaccount conversion. Depreciation and amortization costs decreased $1.1 million in the third quarter 2008 compared to the same period in 2007 attributable to lower internally developed software amortization and certain assets becoming fully depreciated in 2008. Operating margin for third quarter 2008 was 24.6% as compared to 24.4% for third quarter 2007.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 6

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for third quarter 2008 were $128.8 million, a decrease of $7.6 million or 5.6% as compared to third quarter 2007, principally from lower U.S. images produced. Images produced during third quarter 2008 were 3.4 billion, a decrease of 22.7% as compared to third quarter 2007. The decrease in images is due to certain telecommunications clients reducing the amount of transaction information included on invoices thereby lowering total images produced. Items mailed during third quarter 2008 were 577.0 million, an increase of 1.9% as compared to the prior year quarter, primarily due to the conversion of a new telecommunications client during fourth quarter 2007 and higher volumes from other existing clients, partially offset by certain privacy mailings that did not occur in third quarter 2008.

Output Solutions segment income from operations for third quarter 2008 totaled $7.4 million, a decrease of $2.1 million or 22.1%, as compared to third quarter 2007. Decreases in operating revenues during the quarter were partially offset by lower costs and expenses and lower depreciation and amortization expense. Costs and expenses for third quarter 2008 were $239.8 million, a decrease of $13.4 million or 5.3% from the same period in 2007. Excluding reimbursable operating costs of $128.6 million in third quarter 2008 and $136.9 million in third quarter 2007, costs and expenses decreased $5.1 million or 4.4% to $111.2 million from lower leased equipment costs resulting from the implementation of owned digital print technologies, lower material costs and lower compensation and benefit related costs. Depreciation and amortization decreased $400,000 as compared to third quarter 2007. Operating margin for third quarter 2008 was 5.7% as compared to 7.0% for third quarter 2007.

Segment Reporting Change

In first quarter 2008, the Company changed the measurement of certain occupancy cost components of its Output Solutions Segment. The Output Solutions Segment leases its Connecticut, Missouri and California production facilities from the Investments and Other Segment. Beginning in 2008, the Company began reporting financial results for the Output Solutions Segment on the basis that the Output Solutions Segment owned (instead of leased) these three production facilities. Management believes this action will improve its ability to analyze the Output Solutions Segment operating results taking into consideration the special purpose nature of the production plants. Reported results for the Output Solutions Segment and the Elimination Adjustments for periods prior to 2008 have been restated to reflect this change. The Company’s restated segment results for the three and nine months ended September 30, 2007 have been included in the attached schedules that accompany this earnings release. The Investments and Other Segment continues to present rental revenues from the Output Solutions Segment along with the related depreciation expense associated with the properties, while the elimination of the inter-segment activity is included in the Elimination Adjustments. The impact of this change increased Output Solutions income from operations by $1.9 million for the three months ended September 30, 2008 and 2007, and correspondingly increased the Segment Eliminations loss from operations by $1.9 million for the three months ended September 30, 2008 and 2007. The impact of this change increased Output Solutions income from operations by $5.6 million for the nine months ended September 30, 2008 and 2007, and correspondingly increased the Segment Eliminations loss from operations by $5.6 million for the nine months ended September 30, 2008 and 2007.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 7

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $16.1 million for third quarter 2008, a decrease of $500,000 from third quarter 2007 primarily due to lower rental activity. Income from operations for third quarter 2008 was $3.4 million, unchanged from third quarter 2007. Lower depreciation expense during third quarter 2008, primarily resulting from an asset impairment in third quarter 2007, offset the decrease in rental income.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
BFDS	$4.6	$7.6	$15.2	$23.6
IFDS	5.0	3.4	13.3	13.3
Argus	0.0	1.5	0.4	3.4
Asurion				21.9
Other	(0.6)	(2.2)	0.4	(4.6)
	$9.0	$10.3	$29.3	$57.6

Certain of the Company’s joint ventures derive investment earnings related to cash balances maintained on behalf of customers. Average daily balances invested by the joint ventures were $1.3 billion during third quarter 2008 and $1.4 billion during third quarter 2007. Average interest rates earned on the balances declined from 4.81% in third quarter 2007 to 1.93% in third quarter 2008. The net effect of these fluctuations resulted in an approximate $11.3 million decline in interest earnings by the joint ventures, which resulted in a decrease of DST’s equity of earnings of unconsolidated affiliates of $3.4 million.

DST’s equity in BFDS earnings for third quarter 2008 decreased $3.0 million as compared to third quarter 2007 primarily from lower investment earnings resulting from lower interest rates on cash balances maintained by BFDS on behalf of customers and lower operating revenues from lower client volumes. Decreases in investment earnings and client revenues were partially offset by lower compensation and benefit costs due to lower headcount resulting from staff reductions in second quarter 2008.

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DST’s equity in IFDS earnings for third quarter 2008 increased $1.6 million as compared to third quarter 2007. The increase in equity in earnings is primarily attributable to increased contributions from higher levels of shareowner accounts serviced. Shareowner accounts serviced by IFDS U.K. were 5.9 million at September 30, 2008, an increase of 100,000 accounts from June 30, 2008 and September 30, 2007. Shareowner accounts serviced by IFDS Canada were 10.7 million at September 30, 2008, unchanged from June 30, 2008 and an increase of 3.3 million accounts from September 30, 2007, primarily from the January 2008 conversion of a new remote mutual fund client with approximately 3.2 million accounts.

Equity in earnings of Argus Health Systems for third quarter 2008 decreased $1.5 million as compared to third quarter 2007 from lower investment earnings as a result of lower interest rates on cash balances maintained by Argus on behalf of customers and from lower processing revenue.

The Other category in the table above principally includes various real estate joint ventures. The increase in equity in earnings of other unconsolidated affiliates is primarily due to lower depreciation expense in third quarter 2008.

Other income (expense), net

Other income was $7.7 million in third quarter 2008, a decrease of $7.2 million as compared to third quarter 2007 primarily due to higher interest income in 2007. As mentioned above, the decrease in interest income is primarily attributable to lower levels of short-term investments as a portion of the July 2007 Asurion sales proceeds were invested until December 2007. In addition, other income decreased during third quarter 2008 as compared to third quarter 2007 from unrealized losses on marketable securities designated as trading and from higher accounts receivable securitization program costs associated with higher levels of accounts receivable sold.

Interest expense

Interest expense was $13.8 million for third quarter 2008, an increase of $2.2 million from third quarter 2007, primarily from higher average debt balances during 2008. As mentioned above, the Company used proceeds from the Asurion sale in July 2007 to pay down debt. Increased share repurchase activity during 2008 has resulted in higher average debt balances.

Income taxes

The Company's tax rate was 35.0% for third quarter 2008 compared to 34.0% for third quarter 2007. The third quarter 2008 tax rate was affected by favorable international income tax items and changes in the relative proportions of domestic, international and corporate joint venture income. The Company expects its tax rate to be approximately 36.4% for the year ending December 31, 2008.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 9

Accounting Standards

Earnings Per Share

In August 2008, the FASB issued a revised exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement has yet to be issued. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $0.80 and $8.42 (versus GAAP reported earnings of $0.91 and $9.62) for the three months ended September 30, 2008 and 2007, respectively, and $2.59 and $10.04 (versus GAAP reported earnings of $2.91 and $11.37) for the nine months ended September 30, 2008 and 2007, respectively. The above information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft. DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 10

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007

Operating revenues	$414.2	$419.5	$1,271.6	$1,262.9
Out-of-pocket reimbursements	146.2	153.3	449.5	462.2

Total revenues	560.4	572.8	1,721.1	1,725.1

Costs and expenses	449.3	463.4	1,381.0	1,384.7
Depreciation and amortization	32.2	34.1	93.8	95.6

Income from operations	78.9	75.3	246.3	244.8

Interest expense	(13.8)	(11.6)	(40.3)	(49.2)
Other income (expense), net	2.8	14.9	(4.1)	41.6
Gain on sale of Asurion		996.3		996.3
Equity in earnings of
unconsolidated affiliates	9.0	5.4	29.3	52.7

Income before income taxes	76.9	1,080.3	231.2	1,286.2
Income taxes	26.7	407.5	58.9	475.2

Net income	$50.2	$672.8	$172.3	$811.0

Average common shares outstanding	49.3	59.9	52.3	61.5
Average diluted shares outstanding	55.2	69.9	59.2	71.2

Basic earnings per share	$1.02	$11.24	$3.30	$13.18
Diluted earnings per share	$0.91	$9.62	$2.91	$11.37

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DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Financial Services
Operating	$284.4	$281.1	$865.7	$836.8
OOP reimbursements	17.5	16.5	54.3	48.0
	$301.9	$297.6	$920.0	$884.8
Output Solutions
Operating	$128.8	$136.4	$402.6	$421.4
OOP reimbursements	128.6	136.9	395.1	414.2
	$257.4	$273.3	$797.7	$835.6
Investments and Other
Operating	$16.1	$16.6	$46.2	$48.1
OOP reimbursements	0.2		0.4	0.2
	$16.3	$16.6	$46.6	$48.3
Eliminations
Operating	$(15.1)	$(14.6)	$(42.9)	$(43.4)
OOP reimbursements	(0.1)	(0.1)	(0.3)	(0.2)
	$(15.2)	$(14.7)	$(43.2)	$(43.6)
Total Revenues
Operating	$414.2	$419.5	$1,271.6	$1,262.9
OOP reimbursements	146.2	153.3	449.5	462.2
	$560.4	$572.8	$1,721.1	$1,725.1

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DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007 *	2008	2007 *
Income from operations
Financial Services	$70.0	$65.3	$213.9	$198.0
Output Solutions	7.4	8.7	28.6	30.3
Investments and Other	3.4	3.2	9.4	22.1
Segment Eliminations	(1.9)	(1.9)	(5.6)	(5.6)
	$78.9	$75.3	$246.3	$244.8

* The historical Output Solutions and Elimination Adjustments Segment information has been revised to reflect a 2008 change in presentation of certain occupancy cost components of the Output Solutions Segment, as described in the Output Solutions Segment results above.

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DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	September 30,	December 31,
Selected Balance Sheet Information	2008	2007

Cash and cash equivalents	$100	$109
Debt	1,542	1,061

	Nine months ended September 30,
Capital Expenditures, by Segment	2008	2007

Financial Services	$38	$54
Output Solutions	18	20
Investments and Other	29	4

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Segment Information

	Three Months Ended September 30, 2008
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$282.2	$128.8	$3.2	$	$ $ 414.2
Intersegment operating revenues	2.2		12.9	(15.1)
Out-of-pocket reimbursements	17.5	128.6	0.2	(0.1)	146.2
Total revenues	301.9	257.4	16.3	(15.2)	560.4

Costs and expenses	211.4	239.8	10.7	(12.6)	449.3
Depreciation and amortization	20.5	10.2	2.2	(0.7)	32.2

Income from operations	70.0	7.4	3.4	(1.9)	78.9
Other income (expense), net	0.2	(0.1)	2.7		2.8
Equity in earnings of unconsolidated affiliates	9.0				9.0

Earnings before interest and income taxes	$79.2	$7.3	$6.1	$(1.9)	$90.7

	Three Months Ended September 30, 2007
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$279.5	$136.4	$3.6	$	$ $ 419.5
Intersegment operating revenues	1.6		13.0	(14.6)
Out-of-pocket reimbursements	16.5	136.9		(0.1)	153.3
Total revenues	297.6	273.3	16.6	(14.7)	572.8

Costs and expenses	210.7	254.0	10.8	(12.1)	463.4
Depreciation and amortization	21.6	10.6	2.6	(0.7)	34.1

Income from operations	65.3	8.7	3.2	(1.9)	75.3
Other income, net	1.0		13.9		14.9
Gain on sale of Asurion	996.3				996.3
Equity in earnings (losses) of unconsolidated affiliates	12.7		(7.3)		5.4

Earnings before interest and income taxes	$1,075.3	$8.7	$9.8	$(1.9)	$1,091.9

Note: The historical Output Solutions and Elimination Adjustments Segment information has been revised to reflect a 2008 change in presentation of certain occupancy cost components of the Output Solutions Segment, as described in the Output Solutions Segment results above.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 15

	Nine Months Ended September 30, 2008
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$859.4	$402.6	$9.6	$	$ $ 1,271.6
Intersegment operating revenues	6.3		36.6	(42.9)
Out-of-pocket reimbursements	54.3	395.1	0.4	(0.3)	449.5
Total revenues	920.0	797.7	46.6	(43.2)	1,721.1

Costs and expenses	645.4	740.2	30.9	(35.5)	1,381.0
Depreciation and amortization	60.7	28.9	6.3	(2.1)	93.8

Income from operations	213.9	28.6	9.4	(5.6)	246.3
Other income (expense), net	(6.5)	(0.5)	2.9		(4.1)
Equity in earnings of unconsolidated affiliates	28.2		1.1		29.3

Earnings before interest and income taxes	$235.6	$28.1	$13.4	$(5.6)	$271.5

	Nine Months Ended September 30, 2007
	Financial	Output	Investments/	Elimination	Consolidated
	Services	Solutions	Other	Adjustments	Total

Operating revenues	$831.4	$421.4	$10.1	$	$ $ 1,262.9
Intersegment operating revenues	5.4		38.0	(43.4)
Out-of-pocket reimbursements	48.0	414.2	0.2	(0.2)	462.2
Total revenues	884.8	835.6	48.3	(43.6)	1,725.1

Costs and expenses	627.6	774.2	18.9	(36.0)	1,384.7
Depreciation and amortization	59.2	31.1	7.3	(2.0)	95.6

Income from operations	198.0	30.3	22.1	(5.6)	244.8
Other income, net	7.5		34.1		41.6
Gain on sale of Asurion	996.3				996.3
Equity in earnings (losses) of unconsolidated affiliates	63.5		(10.8)		52.7

Earnings before interest and income taxes	$1,265.3	$30.3	$45.4	$(5.6)	$1,335.4

Note: The historical Output Solutions and Elimination Adjustments Segment information has been revised to reflect a 2008 change in presentation of certain occupancy cost components of the Output Solutions Segment, as described in the Output Solutions Segment results above.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 16

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following item, which occurred during the quarter ended September 30, 2008, has been treated as a non-GAAP adjustment:

•
Other net losses, in the amount of $4.9 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net. The income tax benefit associated with these losses was approximately $1.9 million.

In addition to the items which occurred in the quarter ended September 30, 2008 as described above, the following items which occurred during the six months ended June 30, 2008 have been previously reported as non-GAAP adjustments:

•
Other net losses, in the amount of $16.5 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net. The income tax benefit associated with these losses was approximately $6.1 million.

•
An income tax benefit of approximately $23.6 million resulting from a reduction in the Company’s liabilities for FIN 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB No. 109.” The decrease in FIN 48 liabilities is principally related to the resolution of an IRS examination matter that was resolved in DST’s favor.

The following items, which occurred during the quarter ended September 30, 2007, have been treated as non-GAAP adjustments:

•
Costs associated with the partial termination of a non-qualified deferred compensation plan in the amount of $4.3 million. The $4.3 million cost (included in costs and expenses) was allocated to the Financial Services ($3.3 million), Output Solutions ($800,000) and Investments and Other segments ($200,000). The income tax benefit associated with this cost is approximately $1.6 million.

•
Non-operating gain related to the sale of Asurion, an equity investment, in the amount of $996.3 million. The income tax expense associated with this gain is approximately $381.0 million if calculated on a discrete period basis. However, the tax effect was required to be recorded through the effective tax rate, which resulted in approximately $379.3 million being recognized in third quarter 2007 and the remaining amount of approximately $1.7 million to be recognized in fourth quarter 2007.

•
Decreased equity in earnings of unconsolidated real estate affiliates associated with impairment charges on real estate held for sale in the amount of $4.9 million. The income tax benefit associated with this these impairment charges is approximately $1.9 million.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 17

In addition to the items which occurred in the quarter ended September 30, 2007 as described above, the following items which occurred during the six months ended June 30, 2007 have been previously reported as non-GAAP adjustments:

•	A contract termination fee, in the amount of $3.1 million, included in Output Solutions operating revenues. The income tax expense associated with this income was approximately $1.2 million.

•
Other net gains, in the amount of $8.0 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net. The income tax expense associated with these gains was approximately $3.2 million.

•
A gain related to the recovery in a non-operating Chapter 11 bankruptcy claim of an amount due from a previous client, in the amount of $1.0 million, included in other income (expense), net. The income tax expense associated with this gain was approximately $400,000.

•
Merger integration costs incurred with the acquisition of ASI, in the amount of $4.3 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $1.7 million.

•
Net gain resulting from the sale of office buildings in California, in the amount of $12.4 million, which is included in Investments and Other as a reduction to costs and expenses. The income tax expense associated with this gain was approximately $4.9 million.

•
Non-operating gain resulting principally from the settlement of a dispute related to a prior business acquisition, in the amount of $1.5 million, which is included in other income (expense), net. The income tax expense associated with this gain was approximately $600,000.

•	Favorable resolution of an international income tax issue that resulted in a $3.8 million reduction in income tax expense.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 18

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Three Months Ended September 30,
(Unaudited - in millions, except per share amounts)

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$78.9	$76.9	$50.2	$0.91

Adjusted to remove:
Included in non-operating income:

Net losses on securities and other investments		4.9	3.0	0.06

Adjusted Non-GAAP income	$78.9	$81.8	$53.2	$0.97

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$75.3	$1,080.3	$672.8	$9.62

Adjusted to remove:
Included in operating income:

Non-qualified deferred comp. plan costs - Financial Services	3.3	3.3	2.0	0.03
Non-qualified deferred comp. plan costs - Output Solutions	0.8	0.8	0.5	0.01
Non-qualified deferred comp. plan costs - Investments and Other	0.2	0.2	0.2

Included in non-operating income:

Asurion gain		(996.3)	(617.0)	(8.82)
Real estate impairments at unconsolidated affiliates		4.9	3.0	0.04
Adjusted Non-GAAP income	$79.6	$93.2	$61.5	$0.88

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE - October 23, 2008	Page 19

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Nine Months Ended September 30,
(Unaudited - in millions, except per share amounts)

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$246.3	$231.2	$172.3	$2.91

Adjusted to remove:
Included in non-operating income:

Net losses on securities and other investments		21.4	13.4	0.23
Reduction in FIN 48 liabilities			(23.6)	(0.40)

Adjusted Non-GAAP income	$246.3	$252.6	$162.1	$2.74

	2007
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$244.8	$1,286.2	$811.0	$11.37

Adjusted to remove:
Included in operating income:

ASI merger integration costs - Financial Services	4.3	4.3	2.6	0.03
Contract termination fee - Output Solutions	(3.1)	(3.1)	(1.9)	(0.03)
Gain on sale of real property - Investments and Other	(12.4)	(12.4)	(7.5)	(0.11)
Non-qualified deferred comp. plan costs - Financial Services	3.3	3.3	2.0	0.03
Non-qualified deferred comp. plan costs - Output Solutions	0.8	0.8	0.5	0.01
Non-qualified deferred comp. plan costs - Investments and Other	0.2	0.2	0.2

Included in non-operating income:

Net gains on securities and other investments		(8.0)	(4.8)	(0.06)
Favorable settlement of a prior business acquisition dispute		(1.5)	(0.9)	(0.01)
Recovery of Chapter 11 bankruptcy claim		(1.0)	(0.6)	(0.01)
Favorable income tax resolution			(3.8)	(0.05)
Asurion gain		(996.3)	(617.0)	(8.66)
Real estate impairments at unconsolidated affiliates		4.9	3.0	0.04

Adjusted Non-GAAP income	$237.9	$277.4	$182.8	$2.55

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.